Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 29, 2022 and April 26, 2023, with respect to the financial statements and financial highlights of Nuveen Quality Municipal Income Fund and Nuveen New Jersey Quality Municipal Income Fund, as of October 31, 2022 and February 28, 2023, respectively, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

August 30, 2023